                           COMMON STOCK PURCHASE AGREEMENT


     This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 5th day of December, 1996, by and between WebSite Management Company, Inc., a Texas corporation conducting business as FlashNet Communications ("FlashNet" or "Seller"), and Stephen Bradley Markwardt, a resident of Fort Worth, Texas (the "Purchaser"). FlashNet and the Purchaser hereby agree as follows:


                                      SECTION 1

                          PURCHASE AND SALE OF COMMON STOCK

     1.1 NUMBER OF SHARES; PURCHASE PRICE. Subject to the terms and conditions hereof, FlashNet will issue and sell to the Purchaser, and the Purchaser will buy from FlashNet, a total of 31,888 shares of FlashNet's Common Stock, without par value (the "Shares"), for the cash purchase price of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00).

     1.2  CLOSING.

          (a) The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of FlashNet, 1812 North Forest Park Boulevard, Fort Worth, Texas 76102, at 10:00 a.m. on December 9, 1996, or at such other place or date as FlashNet and the Purchaser shall agree in writing (the date of the Closing is hereinafter referred to as the "Closing Date").

          (b) At the Closing, FlashNet will deliver to the Purchaser against payment therefore, a certificate registered in the Purchaser's name representing the Shares purchased hereunder. The Purchaser will pay to FlashNet, by check payable to the order of FlashNet, the cash purchase price for the Shares.

                                      SECTION 2

                      REPRESENTATIONS AND WARRANTIES OF FLASHNET

     FlashNet hereby represents and warrants to the Purchaser as follows:

     2.1 ORGANIZATION AND STANDING. FlashNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. FlashNet has all requisite corporate power and authority to own and operate its properties and assets and to conduct its business as presently conducted. FlashNet is, or is the process of being, qualified to do business as a foreign corporation in all jurisdictions where the ownership or leasing of FlashNet's properties or assets and the nature of FlashNet's business as presently conducted requires such qualification.


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 1

     2.2 CORPORATE POWER. FlashNet has all requisite legal and corporate power to execute and deliver this Agreement, to issue and sell the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement.

     2.3 NO SUBSIDIARIES. FlashNet does not own of record or beneficially any shares of capital stock or other equity interests which constitute a 10% or greater equity interest in any other corporation, association, joint venture, general or limited partnership or other legal person.

     2.4 CAPITALIZATION. The authorized capital stock of FlashNet consists of 50,000,000 shares of Common Stock, without par value ("Common Stock"), of which 1,562,500 shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.4, there are no options, warrants, conversion privileges or other rights currently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock of FlashNet.

     2.5 AUTHORIZATION. All corporate action on the part of FlashNet, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by FlashNet, the authorization, sale, issuance and delivery of the Shares and the performance of FlashNet's obligations hereunder has been taken. This Agreement, when duly executed and delivered, shall constitute the valid and binding obligation of FlashNet enforceable against FlashNet in accordance with its terms, subject to principles of equity and laws of general application relating to bankruptcy, insolvency and the relief of debtors and except that rights to indemnification pursuant to Section
7.7 hereof may be limited or varied by applicable securities laws or public policy. The Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares will be subject to restrictions on transfer under this Agreement and state and federal securities laws.

     2.6  TITLE TO PROPERTIES AND ASSETS; LIENS, ETC.  Except as set forth on
Schedule 2.6, FlashNet has good and marketable title to the properties and assets owned by it, and has valid leasehold interests or licenses in the properties or assets leased by it or used in the conduct of it business, in each case subject to no mortgage, pledge, lien, security interest, encumbrance, charge or adverse claim that materially detracts from the value to FlashNet of the property subject thereto or materially impairs the operations of FlashNet and that has arisen other than in the ordinary course of business. Schedule 2.6 contains a listing of all material contracts and obligations of FlashNet.

     2.7 FINANCIAL STATEMENTS. Attached as Schedule 2.7 are FlashNet's unaudited financial statements as of September 30, 1996 and for the nine months then ended (the "Financial Statements"). Except for the omission of certain notes to the Financial Statements, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and present fairly the financial condition of FlashNet as of the date indicated above and the results of operations of FlashNet for the period then ended, subject to normal recurring year-end audit adjustments none of which would be material in the aggregate. To the best of FlashNet's knowledge, since September 30, 1996, there


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 2
has not been any material adverse change in FlashNet's business, financial condition, affairs, operations, properties or assets except as disclosed in the Financial Statements.

     2.8 PATENTS, TRADEMARKS, ETC. To the best of FlashNet's knowledge, FlashNet owns or has the right to use all material patents, trademarks, trade names, copyrights, licenses, proprietary rights, trade secrets, and manufacturing processes and technologies (collectively, "Intellectual Property") used in the conduct of its business, without infringing upon or otherwise acting adversely to the valid and asserted rights of any person or entity under or with respect to any such Intellectual Property. Schedule 2.8 is a listing of the Intellectual Property owned by FlashNet.

     2.9 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The business and operations of FlashNet have been conducted in accordance with all applicable statutes, regulations, rules or other laws, except in those instances in which failure to comply has not materially and adversely affected, and to the best of FlashNet's knowledge on the Closing Date will not materially and adversely affect, FlashNet or its business or finances. The execution, delivery and performance by FlashNet of this Agreement do not, and to the best of FlashNet's knowledge on the Closing Date will not, (a) require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, agency or instrumentality of government, except such as have been lawfully and validly obtained, (b) cause FlashNet to violate or contravene any statute, rule, regulation or other law of any agency or government, any order, writ, judgment, decree or determination, or any provision of the Articles of Incorporation or Bylaws of FlashNet, in each case as amended on the Closing Date, (c) violate or conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any material agreement, instrument, commitment or arrangement to which FlashNet is a party or by which FlashNet or any of its properties or assets is bound or affected, or
(d) result in the creation or imposition of any material lien or encumbrance upon the properties of FlashNet. FlashNet is not in violation of or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Incorporation or Bylaws, in each case as amended on the Closing Date, or any material agreement, instrument, commitment or arrangement to which FlashNet is a party or by which any of FlashNet's properties or assets is bound or affected. FlashNet is not subject to any restriction of any kind or character which materially and adversely (i) affects in any way its business, properties or assets, or (ii) prohibits FlashNet from entering into this Agreement, or (iii) would prevent or make burdensome the performance of or compliance with all or any part of this Agreement or of the Articles of Incorporation of FlashNet or the consummation by FlashNet of the transactions contemplated hereby.

     2.10 LITIGATION, ETC. Except as set forth on Schedule 2.10, there are no actions, suits, proceedings or investigations pending against FlashNet or its properties before any court or governmental agency (nor, to the best of FlashNet's knowledge, is there any valid basis therefor or threat thereof) which, either individually or in the aggregate, might result in any material adverse change in the business or financial condition of FlashNet or any of its properties or assets, or in any material adverse impairment of the right or ability of FlashNet to carry on its business as now conducted, or in any material liability on the part of FlashNet, or which questions the validity of this Agreement or any action taken or to be taken in connection herewith.


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 3

     2.11 EMPLOYEES. To the best of FlashNet's knowledge, no employee of FlashNet is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement that relates to the employment of any such employee with FlashNet or with any former employer and that may materially and adversely affect the business conducted by FlashNet. FlashNet does not have any collective bargaining agreements covering any of its employees. FlashNet is not aware of the imminent departure of any key employee, the recent departure of any key employee or any threatened or pending material litigation between a current employee and one of his or her former employers.

     2.12 INSURANCE. FlashNet maintains policies of fire and casualty insurance policies sufficient in amount to allow it to replace any of its properties which might be damaged or destroyed through fire or other casualty so insured.

     2.13 REGISTRATION RIGHTS. Except as set forth in this Agreement and in substantially similar agreements with the purchasers of the notes and warrants referred to in Schedule 2.4, FlashNet has not granted or agreed to grant any right to register (as defined in Section 7.2 hereof) any of its currently outstanding securities or any of its securities which may hereafter be issued.

     2.14 GOVERNMENTAL CONSENT, ETC. Subject to the accuracy of the Purchaser's representations in Section 3 hereof, no consent, registration, qualification, approval or authorization of or designation, declaration or filing with any governmental authority on the part of FlashNet is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares to the Purchaser or the consummation of any other transaction contemplated hereby, except in the case of any filings pursuant to
Section 4(6) of, or Regulation D promulgated under, the Securities Act of 1933, as amended (the "Securities Act") and pursuant to any state securities laws.

     2.15 OFFERING. Subject to the accuracy of the Purchaser's representations in Section 3 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

     2.16 LICENSES. FlashNet possesses from the appropriate agency, commission, governmental body and authority, all licenses, permits, authorizations, approvals and rights as are necessary for FlashNet to engage in such business as is conducted by it, including without limitation its development, use, sale and marketing of its products and services.

     2.17 NO BROKERS OR FINDERS. All negotiations relative to this Agreement have been carried out by FlashNet directly with the Purchaser without the intervention of any person on behalf of FlashNet in such manner as to give rise to any claim by any such person for a finder's fee, broker's commission or similar payment.

     2.18 TAX RETURNS AND AUDITS. Except as set forth in Schedule 2.18, FlashNet has accurately prepared and timely filed all federal, state and other tax returns that are required to be filed by it and has paid or made provision for payment of all taxes that have come due pursuant to such returns. The federal income tax returns of FlashNet have not been audited by the Internal


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 4

Revenue Service. No deficiency assessment or adjustment of FlashNet's federal, state or other taxes is pending, and FlashNet has no knowledge of any proposed liability for any tax to be imposed upon its properties or assets for which there is not an adequate reserve reflected in the Financial Statements.

     2.19 ERISA.  FlashNet has no "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

     2.20 DISCLOSURE. No representation or warranty of FlashNet contained in this Agreement or furnished in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they are made.

     2.21 NO PRIOR RIGHTS. No person or entity has any preemptive right, right of first refusal or similar right with respect to FlashNet's issuance and sale of the Shares pursuant to this Agreement except such rights as shall be fully waived by the holders thereof at or prior to the Closing Date.


                                    SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to FlashNet as follows:

     3.1 POWER AND AUTHORITY. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to carry out and perform his obligations under the terms of this Agreement.

     3.2 BINDING OBLIGATION. This Agreement, when duly executed and delivered by FlashNet, shall constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to principles of equity and laws of general application relating to bankruptcy, insolvency and the relief of debtors and except that rights to indemnification pursuant to Section 7.7 below may be limited or varied by applicable securities laws or public policy.

     3.3 ACCREDITED INVESTOR; EXPERIENCE. The Purchaser is an "accredited investor" as that term is defined in Section 2(15) of the Securities Act and the rules promulgated thereunder and is experienced in evaluating and investing in new, high technology companies such as FlashNet. The Purchaser has evaluated the merits and risks of investing in the Shares and can afford a complete loss of his investment therein.

     3.4 INVESTMENT INTENT. The Purchaser is acquiring the Shares for investment for his own account and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Shares have not been registered under the Securities Act or the


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 5
securities laws of any state by reason of specific exemptions from the registration provisions of the Securities Act and applicable state securities laws, which exemptions are dependent upon, among other things, the bona fide nature of investment intent of the Purchaser as expressed herein.

     3.5 RULE 144. The Shares must be held indefinitely by the Purchaser unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including without limitation the existence of a public market for the securities, the availability of certain current public information regarding FlashNet, the resale occurring not less than two years after a person has purchased and paid for the security to be sold, the resale being through a "broker's transaction" or in a transaction directly with a "market maker" (as provided by Rule 144(f)) and the number of securities being sold during any three-month period not exceeding specified limitations.

     3.6 NO PUBLIC MARKET. The Purchaser understands that no public market now exists for any of the securities issued by FlashNet and that a public market may never exist for the Shares.

     3.7 ACCESS. The Purchaser acknowledges that (a) he has been given the opportunity to make such inquiries concerning the proposed operations of FlashNet as the Purchaser considers necessary or advisable to enable him to form a decision concerning the purchase of the Shares, (b) all documents, records and books of FlashNet that the Purchaser has asked to examine in connection with the proposed purchase of the Shares have been made available to the Purchaser, (c) the Purchaser has had an opportunity to view FlashNet's facilities and to ask questions of and receive answers from FlashNet's executive officers, directors, employees and agents concerning FlashNet's business, financial condition, results of operations and properties and the terms and conditions of such purchase, and all such questions have been answered to the satisfaction of the Purchaser, and (d) the Purchaser has not received any representations or warranties from FlashNet or its officers, directors, employees or agents, other than those contained in this Agreement and the documents contemplated herein, including, without limitation, the Schedules hereto.

     3.8 NO BROKERS OR FINDERS. All negotiations relative to this Agreement have been carried out by the Purchaser directly with FlashNet without the intervention of any person on behalf of the Purchaser in such manner as to give rise to any claim by any such person for a finder's fee, broker's commission or similar payment.


                                   SECTION 4

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

     The Purchaser's obligation to purchase the Shares on the Closing Date is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 6

     4.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of FlashNet contained or referred to in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

     4.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by FlashNet on or prior to the Closing Date shall have been performed or complied with in all material respects.

     4.3 CONSENTS. All authorizations, approvals or permits of any entity or person, governmental or otherwise, including but not limited to the waivers referred to in Section 2.21 of this Agreement, that are required in connection with the issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date.


                                      SECTION 5

                        CONDITIONS TO OBLIGATIONS OF FLASHNET

     FlashNet's obligation to sell the Shares to the Purchaser are subject to the fulfillment to FlashNet's satisfaction on or prior to the Closing Date of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Purchaser pursuant to this Agreement shall be true and correct in all material respects.

     5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been so performed or complied with in all material respects. (The Purchaser's payment for the Shares shall conclusively evidence certification as to the fulfillment of the conditions set forth in Sections 5.1 and 5.2).

     5.3 CONSENTS. All authorizations, approvals or permits of any entity or person, governmental or otherwise, including but not limited to the waivers referred to in Section 2.21 of this Agreement, that are required in connection with the issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date.

                                      SECTION 6

                          AFFIRMATIVE COVENANTS OF FLASHNET

     FlashNet hereby covenants and agrees as follows:

     6.1 FINANCIAL INFORMATION. FlashNet will furnish the following reports to the Purchaser for so long as the Purchaser is a holder of not less than 1,000 shares of Common Stock:


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 7

          (a) As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, consolidated balance sheets of FlashNet and its subsidiaries, if any, as of the end of each fiscal year, and consolidated statements of operations and consolidated statements of changes in financial position of FlashNet and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of recognized national standing selected by FlashNet;

          (b) as soon as practicable after the end of each fiscal quarter, and in any event within 45 days thereafter, a consolidated balance sheet of FlashNet and its subsidiaries, if any, as of the end of such quarter, and consolidated statements of operations of FlashNet and its subsidiaries, if any, for each quarter and for the current fiscal year to date; and

          (c) with reasonable promptness, such other information and data with respect to FlashNet and its subsidiaries, if any, as the Purchaser may from time to time reasonably request.

     The Purchaser covenants, however, that the financial or other information or data received by it pursuant to this Section 6.1 or Section
7.9 hereof will not be used in violation of any applicable federal or state securities laws, including without limitation the antifraud provisions of such laws.

     6.2 USE OF PROCEEDS. FlashNet will use the proceeds from the sale of the Shares for general corporate purposes, but not for the payment of (i) dividends or (ii) existing material undisclosed claims or indebtedness as of the Closing Date.

     6.3 RIGHT OF OBSERVATION. For so long as the Purchaser is a holder of not less than 1,000 shares of Common Stock, until FlashNet completes an Initial Public Offering, the Purchaser shall have the right to designate, through written notice delivered to FlashNet, one individual to attend and observe meetings of FlashNet's Board of Directors with the right to review all documents presented at the meeting including all financial material, and the further right to review any other information that is available to any Director regarding the Company, all with appropriate decorum and confidentiality; provided, however, that no such individual shall be entitled to vote on any matter as a Director of the Company. Each designated individual shall be entitled to the same notice of such Director's meetings as is given to FlashNet's Directors, but the failure to give such notice to the designated individual shall not affect the validity of such meeting or any action taken thereat.

                               SECTION 7

                 RESTRICTIONS ON TRANSFERABILITY OF
              SECURITIES; COMPLIANCE WITH SECURITIES ACT

     7.1 RESTRICTIONS ON TRANSFERABILITY. The Shares shall not be transferable except upon the conditions specified in this Section 7, which conditions are intended to ensure compliance with the provisions of the Securities Act and applicable state securities laws. Purchaser will not sell


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 8
or transfer or offer to sell or transfer the Shares (a) unless a registration statement has been filed with respect to the offer of such securities, and such registration statement has become effective with respect to the sale of such securities, under the Securities Act and applicable state securities laws, or (b) except in a manner that would not require registration under the Securities Act and any applicable state securities laws and would not jeopardize the exemption from such registration of the offer, sale and issuance of the Shares. Each transferee of the Shares shall take and hold such securities subject to the provisions and upon the conditions specified in this Section 7.

     7.2 CERTAIN DEFINITIONS. As used in this Section 7, the following terms shall have the meanings respectively ascribed to them:

     "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Holder" shall mean any holder of Registrable Securities.

     "Restricted Securities" shall mean the securities of FlashNet required to bear the legend set forth in Section 7.3 hereof.

     "Registrable Securities" shall mean (a) the Shares, and (b) any Common Stock issued in respect of such shares of the Common Stock upon any stock split, stock dividend, recapitalization, or similar event declared or effected by FlashNet.

     The terms "register", "registered" and "registration" refer to a registration of FlashNet's securities effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering by the Commission of the effectiveness of such registration statement.

     "Registration Expenses" shall mean all expenses incurred by FlashNet in complying with Section 7.4 hereof, including without limitation all out-of-pocket registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for FlashNet, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of FlashNet which shall be paid in any event by FlashNet).

     "Requesting Investors" shall mean the respective Holders under and as defined in this Agreement that are then requesting the inclusion of their securities of FlashNet in a registration and underwriting subject to Section
7.4 hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any federal statute enacted in substitution thereof, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities by or on behalf of any Holder and all fees and disbursements of counsel for any Holder.


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COMMON STOCK PURCHASE AGREEMENT                                           PAGE 9

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     7.3  RESTRICTIVE LEGEND.  Each certificate representing (a) the Shares, or (b) any other securities issued in respect to the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event declared or effected by FlashNet, shall (unless otherwise permitted by the provisions of this Section 7) be stamped or otherwise imprinted or endorsed with a legend substantially in the following form (in addition to any other required legend, if any):

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY), SUCH REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The foregoing legend shall be removed from any such certificate representing Restricted Securities, and FlashNet shall issue in substitution thereof a certificate that shall be identical thereto except for the deletion of such legend, (a) if the Restricted Security evidenced thereby is registered under the Securities Act and applicable state securities laws or (b) if FlashNet has been provided with an opinion of counsel satisfactory to FlashNet to the effect that a public sale or transfer of such Restricted Security may be made by the Holder without registration under the Securities Act and applicable state securities laws; provided, however, that if, but only to the extent, any such securities cease to be registered, or to be eligible for public sale or transfer without registration under the Securities Act and applicable state securities laws, and if the foregoing legend has been removed from the certificate representing such securities pursuant to this Section 7.3, the Holder agrees to surrender (within 15 calendar days following his or its receipt of FlashNet's written request therefor) the certificate representing such securities, and FlashNet agrees at its expense to return promptly to the Holder a new certificate for such securities which again shall bear the foregoing legend and shall be deemed Restricted Securities for purposes of this Agreement.

     7.4  REGISTRATION BY FLASHNET.

          (a) If at any time or from time to time before December 1, 1998 FlashNet shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective registration rights, other than (i) a registration on Form S-8 or similar forms which may be promulgated in the future relating solely to employee benefit plans or (ii) a registration on Form S-4 or similar forms which may be promulgated in the future relating solely to a reclassification, merger, consolidation, asset acquisition or other business combination subject to Rule 145 under the Securities Act or any similar transaction, FlashNet will:


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COMMON STOCK PURCHASE AGREEMENT                                          PAGE 10

          (A) promptly give to each Holder written notice thereof (which shall include a list of the states in which FlashNet intends to attempt to qualify such securities under applicable state securities laws); and

          (B) except as provided herein or as set forth in Section 7.4(b) hereof, include in such registration under the Securities Act and any related qualification under such state securities laws, and in any underwriting involved therein, all the Registrable Securities specified by any Holder or Holders in a written request or requests therefor delivered to FlashNet within 20 calendar days after receipt by such Holder or Holders of FlashNet's written notice given pursuant to Section 7.4(a)(A) hereof.

          (b) If the registration of which FlashNet gives written notice pursuant to Section 7.4(a) hereof is for a registered public offering involving an underwriting, FlashNet shall so advise the Holders as a part of such notice. In such event, the right of any Holder to registration pursuant to this Section 7.4 shall be conditioned upon, and shall not be exercisable by any Holder without, such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. If required by the underwriter or underwriters selected by FlashNet for such underwriting (collectively the "Underwriter"),
(i) all Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement with the Underwriter in customary form, and (ii) all Holders shall agree not to sell publicly any of their Registrable Securities for such period as the Underwriter may reasonably request. Notwithstanding any other provision of this Section 7.4, if the Underwriter determines that marketing or other factors require a limitation of the number of securities to be underwritten, the Underwriter in its sole discretion may exclude from such registration and underwriting some or all of the securities requested to be included in such registration and underwriting by Requesting Investors and other persons other than FlashNet; provided, however, that if all securities requested to be included in such registration and underwriting by Requesting Investors and persons other than FlashNet are not so excluded by the Underwriter, the number of such non-excluded securities shall be allocated proportionately among all having the right to request registration of securities (including Requesting Investors). If securities requested to be registered by Requesting Investors are excluded pursuant to this Section 7.4(b), such exclusion shall be apportioned among such Requesting Investors in the same proportion as the number of such securities covered by the respective Requesting Investor's instant registration request bears to the total number of such securities covered by the instant registration requests of all persons (including Requesting Investors). If different classes or types of securities are to be excluded in whole or in part from registration pursuant to this Section 7.4(b), all percentage calculations for such exclusions shall be based on the respective public offering prices of such classes or types of securities, which public offering prices shall be determined or estimated by the Underwriter. If any Holder disapproves of the terms of any underwriting subject to this Section 7.4(b), such Holder may elect to withdraw therefrom by written notice to FlashNet and the Underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. FlashNet shall advise all persons seeking to include their securities in such registration and underwriting of the number of each such person's securities that may be so included.


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COMMON STOCK PURCHASE AGREEMENT                                          PAGE 11

     7.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration or qualification pursuant to this Section 7 shall be borne by FlashNet; and, unless otherwise agreed by FlashNet and the Underwriter, all Selling Expenses relating to Registrable Securities included pursuant to this Section 7 in a registration statement, whether or not filed or declared effective, shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of such securities so included.

     7.6 REGISTRATION PROCEDURES. In the case of each registration or qualification effected by FlashNet pursuant to this Section 7, FlashNet will keep each Holder advised in writing as to the initiation of each registration or qualification, as to the status thereof from time to time, and as to the completion thereof. At its Registration Expense, FlashNet will:

          (a) use all commercially reasonable efforts to cause the respective registration statement to become effective under the Securities Act and securities laws of the states designated by FlashNet pursuant to
Section 7.4(a) hereof and to keep such registration and qualification effective for a period of 120 days or until the Holder or Holders have completed the distribution described in such registration statement relating thereto, whichever first occurs; and

          (b) furnish such reasonable number of the registration statement, preliminary prospectuses, final prospectuses, amendments and supplements thereto, and other documents incident thereto as a Holder from time to time may reasonably request.

     7.7  INDEMNIFICATION.

          (a) FlashNet will indemnify each Holder, each of its officers and directors and partners, if any, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration or qualification has been effected pursuant to Section 7.4 hereof, and each underwriter, if any, for such Holder and each person who controls any such underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration or qualification, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by FlashNet of any rule or regulation promulgated under the Securities Act applicable to FlashNet and relating to action or inaction required of FlashNet in connection with any such registration or qualification, and will reimburse each such Holder and such officers, directors, partners, underwriters and controlling persons for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that FlashNet will not be liable in any such case to a particular Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to FlashNet by such Holder or such underwriter.


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COMMON STOCK PURCHASE AGREEMENT                                          PAGE 12

          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration or qualification is being effected, indemnify FlashNet, each of its directors, partners and officers, each underwriter, if any, of FlashNet's securities included in such registration or qualification, each person who controls FlashNet or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder whose Registrable Securities are so included, each of its officers, partners and directors and each person controlling such other Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages, liabilities and expenses (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) by such Holder of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration or qualification, or based on any omission (or alleged omission) by such Holder to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, nor misleading, or any violation by the indemnifying Holder of any rule or regulation promulgated under the Securities Act applicable to such Holder and relating to action or inaction required of such Holder in connection with such registration or qualification, and will reimburse each of FlashNet, such other Holders, and such directors, officers, partners, underwriters and control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to FlashNet by such indemnifying Holder; provided, however, that the obligations of an indemnifying Holder hereunder shall be limited to an amount equal to the proceeds to such Holder of Registrable Securities sold as contemplated herein.

          (c) Each person entitled to indemnification under this Section 7.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnity obligations under this Section 7.7 unless, but only to the extent, the rights or obligations of the Indemnifying Party have been materially and adversely affected by such failure. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.


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COMMON STOCK PURCHASE AGREEMENT                                          PAGE 13

          (d) Notwithstanding anything to the contrary herein, if the registration and public offering of the Registrable Securities is accomplished pursuant to a valid underwriting agreement, the provisions thereof shall supersede the provisions of this Section 7.7 with respect to the matters covered in said underwriting agreement.

     7.8 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish FlashNet such information regarding such Holder or Holders, the distribution proposed by such Holder or Holders, and such other matters as FlashNet may request in writing and as shall be required in connection with any registration or qualification referred to in this Section 7.

     7.9 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock, FlashNet agrees to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, so long as a Holder owns any Restricted Securities at all times after the effective date of the first registration statement under the Securities Act filed by FlashNet for an offering of its securities to the general public;

          (b) use all commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of FlashNet under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at any time after FlashNet has become subject to such reporting requirements; and

          (c) so long as a Holder owns any Restricted Securities, to furnish to the Holder, promptly upon such Holder's written request, a written statement by FlashNet, as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days following the effective date of the first registration statement filed by FlashNet for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of FlashNet, and such other reports and documents of FlashNet as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Restricted Securities without registration.

     7.10 TRANSFER OF REGISTRATION RIGHTS. The rights to cause FlashNet to register securities granted to Holders under Section 7.4 above may be assigned to a transferee or assignee in connection with a transfer or assignment of such securities but only to a transferee or assignee which receives in such transfer or assignment not less than 10,000 shares of the Common Stock. Except as provided in the foregoing sentence, such registration rights shall not be transferrable or assignable.


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COMMON STOCK PURCHASE AGREEMENT                                          PAGE 14

                                  SECTION 8

                                 MISCELLANEOUS

     8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Texas applicable to contracts wholly made and to be wholly performed in the State of Texas.

     8.2 SURVIVAL. The representations, warranties, covenants and agreements contained in this Agreement shall survive any investigation made by the Purchaser and FlashNet and the Closing Date until December 1, 1998; provided, however, the covenants and agreements contained in Sections 6 and
7.4 hereof shall survive any investigation by the Purchaser and the Closing Date for the periods set forth in such Sections.

     8.3 SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, the Purchaser's right to purchase the Shares shall not be assignable without FlashNet's prior written consent.

     8.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Schedules hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

     8.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered either by hand or by messenger, addressed

          (a) If to the Purchaser, at 2900 West Seminary, Fort Worth, Texas 76133 or at such other address as the Purchaser shall have furnished FlashNet in writing, or

          (b) If to FlashNet, at 1812 North Forest Park Boulevard, Fort Worth, Texas 76107, Attention: M. Scott Leslie, or at such other address as FlashNet shall have furnished to the Purchaser.

     8.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to FlashNet, the Purchaser or any other Holder, upon any breach or default of FlashNet, the Purchaser, or any other Holder, as the case may be, under this Agreement, shall impair any such right, power or remedy; nor shall any such delay or omission be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of FlashNet, the Purchaser or any other Holder of any breach or default under this Agreement, or any waiver on the part of FlashNet, the Purchaser or any other Holder of any provisions or conditions of this Agreement must be in writing and shall


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COMMON STOCK PURCHASE AGREEMENT                                          PAGE 15
be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded shall be cumulative and not alternative.

     8.7 SEVERABILITY. In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     8.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                         FLASHNET: WEBSITE MANAGEMENT COMPANY, INC.


                                   By: /s/ M. Scott Leslie
                                      -------------------------------------

                         PURCHASER: /s/ Stephen Bradley Markwardt
                                   ----------------------------------------
                                   Stephen Bradley Markwardt


                                   ----------------------------------------
                                   Social Security Number


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COMMON STOCK PURCHASE AGREEMENT                                          PAGE 16